As filed with the Securities and Exchange Commission on February 1, 2016

Registration Nos. 333-132533; 333-172017;

333-179273; 333-179871; 333-186334;

333-193682; 333-201759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement (No. 333-132533)

Form S-8 Registration Statement (No. 333-172017)

Form S-8 Registration Statement (No. 333-179273)

Form S-8 Registration Statement (No. 333-179871)

Form S-8 Registration Statement (No. 333-186334)

Form S-8 Registration Statement (No. 333-193682)

Form S-8 Registration Statement (No. 333-201759)

UNDER

THE SECURITIES ACT OF 1933

BROADCOM CORPORATION

(Exact name of registrant as specified in its charter)

California	33-0480482
(State of Incorporation)	(I.R.S. Employer Identification No.)

5300 California Avenue,

Irvine, California 92617

(949) 926-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Broadcom Corporation 1998 Stock Incentive Plan

Broadcom Corporation 1998 Employee Stock Purchase Plan

Broadcom Corporation 2007 International Employee Stock Purchase Plan

Broadcom Corporation 2012 Stock Incentive Plan

Aeluros, Inc. 2001 Stock Option Option/Stock Issuance Plan

NetLogic Microsystems, Inc. 2000 Stock Plan

NetLogic Microsystems, Inc. 2004 Equity Incentive Plan

NetLogic Microsystems, Inc. 2008 New Employee Inducement Incentive Plan

Optichron, Inc. 2011 Restricted Stock Unit Plan

Beceem Communications Inc. 2003 Equity Incentive Plan

Beceem Communications Inc. 2004 Equity Incentive Plan for Indian Residents

Beceem Communications Inc. 2005 Equity Incentive Plan for Indian Residents

Beceem Communications Inc. 2006 Equity Incentive Plan for Indian Residents

Beceem Communications Inc. 2009 Equity Incentive Plan for Indian Residents

Gigle Semiconductor Inc. 2006 Stock Incentive Plan

Sandburst Corporation 2000 Stock Option and Stock Incentive Plan

(Full titles of the plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

(800) 222-2122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman Anthony J. Richmond Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600	Patricia H. McCall Rebecca Boyden c/o Avago Technologies U.S. Inc. 1320 Ridder Park Drive San Jose, California 95131 (408) 433-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

On February 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2015 (the “Agreement”), by and among Broadcom Corporation (the “Registrant”), Avago Technologies Limited (“Avago”), Pavonia Limited (“Holdco”) and various other parties, both Avago and the Registrant became indirect subsidiaries of Holdco and their equity securities ceased to be publicly traded. Holdco was renamed Broadcom Limited, continuing as the surviving corporation.

The Registrant previously registered shares of the Registrant’s Class A common stock, $0.0001 par value per share, under the below referenced Registration Statements on Form S-8 (the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Class A Shares Originally Registered
333-132533	3/17/2006	Broadcom Corporation 1998 Stock Incentive Plan	23,594,442
		Broadcom Corporation 1998 Employee Stock Purchase Plan	4,500,000
		Sandburst Corporation 2000 Stock Option and Stock Incentive Plan	107,144

333-172017	2/2/2011	Broadcom Corporation 1998 Stock Incentive Plan	24,241,462
		Broadcom Corporation 1998 Employee Stock Purchase Plan	5,386,992
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	1,346,747
		Beceem Communications Inc. Plans (the “Beceem Plans”)(1)	829,825
		Gigle Semiconductor Inc. 2006 Stock Incentive Plan	19,380

333-179273	2/1/2012	Broadcom Corporation 1998 Employee Stock Purchase Plan	4,766,152
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	2,042,636

333-179871	3/2/2012	NetLogic Microsystems, Inc. (“NetLogic”) Plans (the “NetLogic Plans”)(2)	10,084,740

333-186334	1/31/2013	Broadcom Corporation 1998 Employee Stock Purchase Plan	5,690,588
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	1,422,647
		Broadcom Corporation 2012 Stock Incentive Plan	125,607,647

333-193682	1/31/2014	Broadcom Corporation 1998 Employee Stock Purchase Plan	5,447,069
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	1,815,689
		Broadcom Corporation 2012 Stock Incentive Plan	26,145,931

333-201759	1/30/2015	Broadcom Corporation 1998 Employee Stock Purchase Plan	5,989,076
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	1,497,269

(1)	The “Beceem Plans” are composed of: (a) 610,891 shares issuable under the 2003 Equity Incentive Plan; (b) 245 shares issuable under the 2004 Equity Incentive Plan for Indian Residents; (c) 274 shares issuable under the 2005 Equity Incentive Plan for Indian Residents; (d) 5,872 shares issuable under the 2006 Equity Incentive Plan for Indian Residents; and (e) 212,543 shares issuable under the 2009 Equity Incentive Plan for Indian Residents.
(2)	The “NetLogic Plans” are composed of: (a) 3,830,467 issuable under the NetLogic 2000 Stock Plan, the NetLogic 2004 Equity Incentive Plan, the NetLogic 2008 New Employee Inducement Incentive Plan, the Aeluros, Inc. 2001 Stock Option Option/Stock Issuance Plan (assumed by NetLogic), and upon the exercise of options granted pursuant to the Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic, RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC, by which NetLogic acquired RMI, which such outstanding options were assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated as of September 11, 2011, by and among the Registrant, a wholly owned subsidiary of the Registrant and NetLogic; (b) 6,091,591 shares issuable pursuant to assumed restricted stock units previously granted by NetLogic; and (c) 162,682 shares issuable upon exercise of options previously granted by NetLogic as new hire inducements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of February, 2016.

BROADCOM CORPORATION

By:	/s/ Anthony E. Maslowski
Anthony E. Maslowski
Senior Vice President and Chief Executive Officer